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                                                                    EXHIBIT 10.6

                                  ORGANIC, INC.

                      EMPLOYMENT AGREEMENT FOR SUSAN FIELD

        This Employee Agreement ("Agreement") is entered into as of June 22, 1999 (the "Effective Date") by and between Susan Field and Organic, Inc., a Delaware corporation (the "Company").

        1. POSITION AND RESPONSIBILITIES.

                1.1 Subject to the terms set forth herein, the Company agrees to employ you in the position of Executive Vice President and Chief Financial Officer and you hereby accept such employment effective as of June 23, 1999 (the "Employment Date"). During the term of your employment you will devote your best efforts and substantially all of your business time to the business of the Company.

                1.2 You shall perform the duties customarily associated with your then position, at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment. You will report to Michael Hudes, the Company's current President, or any successor (the "President").

                1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your position.

                1.4 You agree to serve as a director and/or officer of the Company and to perform such executive duties as may be assigned to you by the Board of Directors (the "Board") from time to time. You will be entitled to attend all meetings of the Board for so long as you hold the position of Executive Vice President and Chief Financial Officer.

        2. COMPENSATION:

                2.1 SALARY. For services rendered hereunder, the Company shall pay to you a base salary at an annualized rate of $250,000, less standard withholdings and deductions, payable twice per month in accordance with the Company's standard payroll practices. You will be eligible for a salary review pursuant to the Company's standard salary review process.

                2.2 BONUS. You will be eligible to receive an annual bonus of up to forty percent (40%) of your base salary, less standard withholdings and deductions, upon your successful achievement of goals and objectives to be mutually agreed upon by you and Michael Hudes annually. Your 1999 bonus, if any, will be earned on December 31, 1999 and will not be prorated for the partial year of service. Any annual bonuses will be paid out in February of the subsequent year.

                2.3 SIGNING BONUS. The Company shall pay you a signing bonus in the amount of $50,000, less standard withholdings and deductions. This bonus shall be paid in your first paycheck. You will not be eligible for any additional reimbursement for moving expenses.

                2.4 STOCK OPTIONS. On or about the Employment Date, subject to Board approval, the Company will grant you the following:
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                        (a) FIRST OPTIONS. An incentive stock option for the
purchase of 160,000 shares of the Company's common stock (the "Common Stock") pursuant to the Company's 1997 Stock Option Plan, as amended (the "Plan"), and a nonstatutory stock option for the purchase of 375,000 shares of Common Stock pursuant to the Plan at an exercise price of $2.50. The options shall contain a four (4) year vesting period commencing on the Employment Date as follows: twenty-five percent (25%) of the option shares will vest at the end on your first year of continuous employment with the Company, with the remaining option shares vesting in equal portions on a monthly basis during the second through fourth years following the Employment Date. Such options, if approved by the Board, will be subject to the terms and conditions of the Plan, any amendments thereto, and the Company's corresponding grant to you.

                        (b) SECOND OPTION. A nonstatutory stock option for the purchase of 50,000 shares of Common Stock pursuant to the Plan, at an exercise price of $2.50. Subject to Board approval, the option will vest on the fourth anniversary of the Employment Date; provided, however:

                                (i) 25,000 of the shares subject to such option
will vest effective on the date on which the Company completes a sale of Common Stock in a firm commitment underwritten public offering satisfactory to the Board pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended; and

                                (ii) 25,000 of the shares subject to such option
will vest effective if the Company hires employees to fill at least two (2) of the Key Positions (as defined below) and each of such employees has completed nine (9) continuous months of employment with the Company (each, a "Nine Month Anniversary"). Such vesting shall be effective on the Nine Month Anniversary if both Nine Month Anniversaries are the same date and on the later of the two Nine Month Anniversaries if the Nine Month Anniversaries are different dates. As used herein, "Key Positions" means the following positions: Group President-Media; Group President-ibusinesses; Group President-Strategic Consulting; Chief Operating Officer-North America; Chief Operating Officer-International; and Technology Lead of Systems Integration Group.

Such option, if approved by the Board, will be subject to the terms and conditions of the Plan, any amendments thereto, and the Company's corresponding grant to you.

                2.5 VACATION, PERSONAL DAYS AND SICK TIME. You shall accrue three (3) weeks of paid vacation per year at a rate of five (5) hours per payperiod, under the terms of the Company's standard vacation policy. You shall be eligible for two (2) personal days per calendar year. Accrued but unused vacation and personal days will be paid out upon termination of your employment. In addition, you shall be eligible for six (6) days of paid sick leave each calendar year, consistent with the Company's standard practice for its employees generally.

                2.6 STANDARD COMPANY BENEFITS. You shall also be entitled to all rights and benefits for which you shall be eligible under the terms and conditions of the standard Company benefits plans (e.g. 401(k) Plan, medical, dental, vision, and long-term disability insurance) which may be in force from time to time and provided to you or for the Company's employees generally. Details about these benefits are provided in the Summary Plan Descriptions, available for your review.

        3. PROPRIETARY INFORMATION OBLIGATIONS.


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                3.1 AGREEMENT. You agree to execute and abide by the Employee
Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

                3.2 REMEDIES. Your duties under the Proprietary Information and Inventions Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        4. OTHER ACTIVITIES DURING EMPLOYMENT.

                4.1 ACTIVITIES. Except with the prior written consent of the Board, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor unless such undertaking will not be a competitive business to the Company's business and it does not impede on your abilities to meet to your obligations and responsibilities as Executive Vice President and Chief Financial Officer of the Company. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

                4.2 INVESTMENTS. Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

                4.3 NON-COMPETITION. During the term of your employment by the Company except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

        5. TERMINATION OF EMPLOYMENT.

                5.1 AT-WILL EMPLOYMENT. Your employment relationship with the Company is at-will. Both you and the Company shall have the right to terminate your employment with the Company at any time with or without Cause (defined below) and with of without notice.

                5.2 TERMINATION BY COMPANY FOR CAUSE. The Company shall have the right to terminate your employment for Cause if (a) you are convicted of any felony or of any crime involving dishonesty or moral turpitude; (b) you participate in any fraud against the Company; (c) you willfully breach your duties to the Company, including persistent unsatisfactory performance of your job duties; (d) you breach any provision of Section 4 of this Agreement or any provision of the Employee Proprietary Information and Invention Agreement, between you and the Company; or (e) you engage in conduct which in the good faith and reasonable determination of the Board of Directors demonstrates gross unfitness to serve. In the event your employment is terminated for Cause, you will not be entitled to severance pay, pay in lieu of notice or any other such compensation or benefits, other than payment of accrued salary and vacation.

                5.3 VOLUNTARY RESIGNATION. You may terminate your employment with the Company at any time, with or without reason, and with or without notice. In the event that you


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voluntarily terminate your employment, you will not be entitled to severance pay, pay in lieu of notice, or any other compensation or benefits, other than payment of accrued salary and vacation.

                5.4 TERMINATION FOR DEATH OR DISABILITY. Your employment with the Company will be terminated in the event of your death, or any illness, disability or other incapacity in such a manner that you are physically rendered unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period. The determination regarding whether you are physically unable regularly to perform your duties shall be made by the Board of Directors. Your inability to be physically present on the Company's premises shall not constitute a presumption that you are unable to perform such duties. In the event that your employment with the Company is terminated for any such reason, you or your heirs, successors and assigns shall not receive severance pay, pay in lieu of notice, or any compensation or benefits other than payment of accrued salary and vacation and other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

                5.5 TERMINATION WITHOUT CAUSE. The Company reserves the right to terminate your employment at any time without cause or advance notice. In event that your employment is terminated without cause, the Company shall provide to you as the only severance compensation and benefits the following:
(1) amount of three months of your base compensation, less standard withholdings and deductions; and (2) an accelerated vesting of one year from your termination date of First Options and Second Options.

        6. GENERAL PROVISIONS.

                6.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the fifth day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company payroll.

                6.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and consistent with the general intent of the parties insofar as possible, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

                6.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, she or he shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                6.4 COMPLETE AGREEMENT. The foregoing, together with the Proprietary Information and Inventions Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

                6.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

                6.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                6.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties


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hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

                6.8 ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and expenses incurred in connection with such action.

                6.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

                                       ORGANIC, INC.



                                       By:      /s/ MICHAEL HUDES
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                                       Date:    6/22/99
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Accepted and agreed this
22 day of June, 1999.


  /s/ SUSAN FIELD
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Susan Field